Exhibit 5.1

Our ref	MUL/735964-000001/74217563v3

Bioceres Crop Solutions Corp.

Registered Office Address: PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

Principal Office Address: Ocampo 210 bis, Predio CCT, Rosario, Santa Fe, Argentina

26 May 2023

Bioceres Crop Solutions Corp.

We have acted as counsel as to Cayman Islands law to Bioceres Crop Solutions Corp. (the "Company") in connection with the registration statement on Form F-3, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Act") (including its exhibits, the "2023 Registration Statement") relating to, among other things:

(A)	24,200,000 ordinary shares of the Company of par value US$0.0001 each (the "2019 Shares") previously registered pursuant to a registration statement on Form F-1 (File No. 333-231883) filed with the Commission on 31 May 2019 (the "2019 Registration Statement");

(B)	1,432,571 ordinary shares of the Company of par value US$0.0001 each (the "March 2020 Shares") previously registered pursuant to a registration statement on Form F-3 (File No. 333-237496) filed with the Commission on 31 March 2020 (the "March 2020 Registration Statement");

(C)	7,469,488 ordinary shares of the Company of par value US$0.0001 each (the "October 2020 Shares") previously registered pursuant to a registration statement on Form F-3 (File No. 333-249770) filed with the Commission on 30 October 2020 (the "October 2020 Registration Statement");

(D)	4,755,684 ordinary shares of the Company of par value US$0.0001 each (the "Note Shares") underlying the Company’s secured guaranteed convertible notes due 2026 (the "Notes") previously registered pursuant to a registration statement on Form F-3 (File No. 333-268144) filed with the Commission on 3 November 2022 (the "November 2022 Registration Statement" and, together with the 2022 Registration Statement, the 2019 Registration Statement, the March 2020 Registration Statement, the "Registration Statements"); and

(E)	6,179,165 ordinary shares of the Company of par value US$0.0001 each (the "2023 Shares" and, together with the 2019 Shares, the March 2020 Shares, the October 2020 Shares and the Note Shares, the "Ordinary Shares") which are being registered pursuant to the 2023 Registration Statement with the Commission.

We note that all of the Ordinary Shares may be offered by the following selling shareholders: El Terruño de los Cuatro S.R.L., Enrique M. Baya Casal S.A., Union Acquisition Associates, LLC, Patrick A. Sturgeon, Joseph LaSala, Michael D. Fontaine, Graham Powis, Harris Lydon, Gerald W. Haddock, Daniel W. Fink, Bioceres LLC and Cede & Co. (together, the "Selling Shareholders").

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 14 November 2017, the certificate of incorporation on change of name dated 28 February 2019 and the amended and restated memorandum and articles of association of the Company as registered or adopted on 27 February 2019.

1.2	The written resolutions of the board of directors of the Company dated 1 November 2022 and 26 May 2023 and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 12 May 2023 (the "Certificate of Good Standing").

1.4	A copy of the register of members of the Company received on 26 May 2023 (the "Register of Members").

1.5	The Registration Statements.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Ordinary Shares.

2.3	The completeness and accuracy of the Register of Members.

2.4	No monies paid to or for the account of any party under the Registration Statements or any property received or disposed of by any party to the Registration Statement in each case in connection with the Registration Statement or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.5	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the State of New York or the Argentine Republic.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	Based solely upon our inspection of the Register of Members, the Selling Shareholders have valid title to their respective Ordinary Shares and such Ordinary Shares have been duly authorised, legally issued and are fully paid and non-assessable and there are no entries or notations indicating any third party interests, including any security interest as at the date hereof.

3.3	The Note Shares to be offered by the Selling Shareholders as contemplated by the 2022 Registration Statement (including the issuance thereof upon the exercise of the Notes in accordance with the Notes) will be authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement (including the issuance of the Note Shares upon the exercise of the Notes in accordance with the Notes), such Note Shares will be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption "Description of Share Capital" in the prospectus included in the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.3	In this opinion letter the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion letter as an exhibit to the 2022 Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the 2022 Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

We express no view as to the commercial terms of the Registration Statements or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Registration Statements and express no opinion or observation upon the terms of any such document.

This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP

Maples and Calder (Cayman) LLP

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